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                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


We have issued our report dated June 4, 1999, accompanying the consolidated balance sheets of IDT, Inc. as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1998, and for the period from October 23, 1992 (inception) through December 31, 1998. We consent to the inclusion in the Registration Statement on Form S-1 of the aforementioned report. Our reports on the financial statements referred to above include explanatory paragraphs which discuss going concern considerations as to IDT, Inc.


/s/Thompson Dugan, PC
Pittsburgh, Pennsylvania

August 16, 1999






                                      EXHIBIT 23.1